                              LICENSE AGREEMENT

     This License Agreement ("Agreement") is entered into as of this 16th day of February, 2001 ("Effective Date") by and between Felix Computer Aided Technologies GMBH, a limited liability company organized under the laws of Germany with an address at Nestorstrasse 36 A, 10709 Berlin, Germany ("Felix") and GiveMePower Inc., a corporation organized under the laws of Alberta, with an address of Suite 230, 5925 12th Street SE, Calgary, Alberta, Canada T2H 2M3 ("GMP").

Agreement. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Felix and GMP agree as follows.

1.   License.

     (a) Grant. Subject to the terms and conditions of this Agreement, Felix grants to GMP a license to distribute the software in object code form identified in Exhibit A attached hereto and made a part hereof (the "Software") to end users and OEMs whose principal place of business is in North America. Software shall also include all documentation and technical support materials provided by Felix relating to such software. The term Software as used in this Agreement includes Updates and Upgrades to the Software developed after the Effective Date that (i) are released by Felix to its customers generally; (ii) are internally developed by Felix's employees; and (iii) run on a Windows desktop operating system. For the purposes of this Agreement, (i) the term "Update" means a software fix or compilation of fixes which correct functional defects in the Software; and (ii) the term "Upgrade" means a revision to the Software which provides for some new and different functions, and/or which increases the capacity of the Software to process information or do meaningful work. GMP shall have the option to acquire a license to Updates and Upgrades to the Software that do not meet these three criteria, subject to payment by GMP of such fees as may be determined by Felix, acting reasonably (it being understood that such fees shall be in addition to the Maintenance Fees set forth in Section 6 below). For the purposes of this Agreement, an "OEM" is a customer of either party that integrates, merges, combines or otherwise incorporates all or any part of the Software into an application of its own design. The resulting product(s) developed by such OEM (i.e., a product resulting from the OEM's integration, merger, combination or other incorporation of the Software into an application of the OEM's design) is hereinafter referred to in this Agreement as a "Value Added Product."

     (b) Restrictions. GMP shall not knowingly distribute the Software outside of North America. This restriction shall not, however, prohibit GMP's OEM customers from distributingValue Added Products outside of North America. Nor shall this restriction prohibit GMP from distributing Value Added Products outside North America.

     (c) Exclusivity. Subject to the terms and conditions of this Agreement, the license rights granted in Section 1(a) above shall be exclusive within North America. Accordingly, Felix shall not knowingly distribute the Software within North America. This Section 1(c) shall not, however, prohibit Felix's OEM customers from distributing Value Added Products within North America. If a developer in North America does not wish to order Software through GMP ("Rogue OEM") for reasons beyond GMP's control, GMP agrees that Felix can sell Software directly to such Rogue OEM. Except with respect to MicroSurvey Software Inc., Felix agrees to provide GMP with complete ordering details as received from Rogue OEMs, and to pay GMP a commission for Felix's sales resulting from Rogue OEM Software purchases, upgrade purchases, and support contracts. Such commissions shall be calculated as follows: For any OEMS that are customers of Felix as of the date of this Agreement and that become Rogue OEMs, the commission shall be 40% of sales. For any OEMs that are not customers of Felix as of the date of this Agreement and that become Rogue OEMs, the commission shall be determined by mutual


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
agreement of the parties. For Felix's sales to MicroSurvey Software Inc., notwithstanding anything in this Agreement to the contrary, Felix will not be obligated to pay any commissions to GMP. In all other cases, Felix and GMP will endeavor to have all current and future North American OEM's deal with GMP. Each party agrees to notify the other should additional Rogue OEM situations arise, and to openly discuss and resolve each case in an effort to avoid interrupting the smooth flow of business with OEMs.

     (d) Modifications. GMP shall have the right, at its expense, to modify the Software to make stylistic and cosmetic changes to the Software; provided, however, that all such modifications shall be subject to Felix's prior written approval, which approval shall not be unreasonably withheld. In addition, Felix and GMP intend to jointly develop a limited function CAD system to be branded as POWERCAD LT ("Power CAD LT") for free distribution by GMP. Felix will have the right to make all final decisions regarding Power CAD LT, including without limitation its specifications, functionality, performance and any modifications that may be made after its initial release, all such final decisions to be provided on a timely basis. Felix agrees that it will act reasonably in making all final decisions regarding modifications made by GMP to Power CAD LT. Felix shall own all right, title and interest in and to all modifications made by GMP (including, without limitation, Power CAD LT), and GMP hereby assigns to Felix all right, title and interest, including all patent, trade secret, copyright and other intellectual property rights, in such modifications. All such modifications shall be deemed Software as such term is defined in this Agreement. Except as specifically provided in this
Section 1(d), or unless first agreed to in writing by Felix, GMP shall not modify the Software. GMP also agrees that it will not reverse engineer, decompile, translate or disassemble the Software.
(e) Reservation of Rights. Nothing in this Agreement shall be deemed to convey any title or ownership interest in the Software to GMP. GMP acknowledges that (i) the Software contains valuable trade secrets, (ii) Felix reserves all rights, title and interest in the Software not expressly granted to GMP herein, and (iii) that Felix is the sole and exclusive owner of all copyrights, under the laws of all applicable countries, to the Software regardless of whether a copyright notice appears on the Software or whether the Software has been registered with any country's copyright office. GMP agrees to place all such proprietary rights notices on the Software as may be requested by Felix. Except as expressly permitted in this Agreement, GMP shall not market, transfer, sell, lease, loan, sublicense, disclose or otherwise transfer the Software to others.

2. Source Code Escrow. Within 14 days of execution of this Agreement, the parties shall enter into a source code escrow agreement pursuant to which Felix shall deposit the Software in source code form with DSI Technology Escrow Services Inc. or another mutually agreed-to third party escrow agent. Felix shall update the deposit with additional source code for each major release or Upgrade of the Software but not less than annually. The escrow account shall be maintained for the term of this Agreement, with all fees of the escrow agent being the responsibility of GMP. The source code escrow agreement shall provide that if Felix becomes insolvent, ceases to carry on business on a regular basis, or discontinues support to GMP for the Software, then the escrow agent shall release the source code for the Software to GMP, and Felix will be deemed to have granted to GMP the right to use the source code for the Software, subject to restrictions, limitations and other provisions of the escrow agreement. The Agreement shall provide that customers of GMP having licenses to the Software shall have the right to access such source code in the event (i) GMP becomes insolvent or otherwise breaches its obligation to provide maintenance for the Software for an applicable customer; and (ii) Felix is unwilling to provide maintenance (at the customer's expense).

3. Trademarks. GMP will have the right to market the Software under the names "PowerCAD" and "PowerEngine," or such other names as selected by GMP with Felix's prior written consent, which consent shall not be unreasonably withheld. It is understood, however, that GMP shall not use any name that is confusingly similar to any name, tradename, trademark or slogan used by Felix. GMP will not use


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
any names used to identify Software on any other product, either prior to or following any termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, GMP shall own all right, title and interest in the trademarks "PowerCAD," "Power Engine" and "PowerCAD LT" or other trademarks designated by GMP with Felix's prior written consent, which consent shall not be unreasonably withheld.

4.   Sales Price; Sales & Efforts.

     (a) GMP shall at all times be free to set the price for the Software; provided, however, that the published price in any format (website, trade magazines, trade shows, etc.) for PowerCAD and PowerEngine, or any other brand name designated by GMP pursuant to Section 3 above, shall be no less than U.S. $250.00 per license, unless previously agreed to in writing by Felix. Notwithstanding the foregoing, subject to the provisions of Section 1(d) above, GMP shall have the right to distribute PowerCAD LT for free within North America.

     (b) GMP will charge a premium over and above the prices it generally charges for developers who wish to use the Software for products other than English ("Alternate Language Products"). Felix and GMP will mutually agree on an Alternate Language Products pricing schedule prior to sales by GMP, such schedule to be provided by Felix to GMP within 30 days of execution of this Agreement, and to be attached as Exhibit B, made a part hereof by its inclusion herein. Should GMP negotiate an agreement with a developer wishing to use pricing different than defined in the Alternate Language Products pricing schedule, GMP shall require approval from Felix in advance, such approval not to be unreasonably withheld.

     (c) GMP shall use its best efforts to sell the Software within North America. During the term of this Agreement, GMP shall neither develop nor sell any product that competes with the Software, unless previously agreed to in writing by Felix.

5. Net Sales. For the purposes of this Agreement, the term "Net Sales" shall mean the total of all sales by GMP of products that include any portion of the Software, calculated as the final selling price of the Software to any and all customers by GMP, after deducting any credits for returns actually made and allowed by GMP. In computing Net Sales, no direct or indirect expenses incurred in manufacturing, selling, distributing or advertising (including cooperative and other advertising and promotion allowances) the Software shall be deducted, nor shall any deduction be made for uncollectible accounts. Net Sales shall not include any deduction for Maintenance Fees. Any taxes actually paid may be deducted. Unless otherwise agreed to in writing by Felix, sales to any party directly or indirectly related to or affiliated with GMP shall be computed using a price based on arms length sales to third parties. Software shall be deemed to have been sold when invoiced by GMP, or if not invoiced, then when delivered, shipped or paid for, whichever is first.

6. Maintenance Fees. Maintenance Fees as used in this Agreement includes Software Updates and Upgrades, and Technical Support during the term of this Agreement. Software Updates and Upgrades as used in this Agreement includes all Updates and Upgrades to the Software developed after the Effective Date that (i) are released and supported by Felix to its customers generally; (ii) are internally developed by Felix's employees; and (iii) run on a Windows desktop operating system. For the purposes of this Agreement, (i) the term "Update" means a software fix or compilation of fixes which correct functional defects in the Software; and (ii) the term "Upgrade" means a revision to the Software which provides for some new and different functions, and/or which increases the capacity of the Software to process information or do meaningful work. Software Updates and Upgrades shall also include all documentation and technical support materials provided by Felix relating to such Updates and Upgrades. Technical Support as used in this Agreement means Felix will provide an Internet mailbox to GMP, and will


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
provide support with respect to the use and implementation of the Software, Updates, and Upgrades, in the form of email, telephone consultation and/or website postings during the term of this Agreement.

During the term of this Agreement and in consideration of Felix providing GMP with Software Updates, Upgrades, and Technical Support as described in this
Section 6, GMP will pay Felix minimum Maintenance Fees or 10% of Net Sales, whichever is greater.

The first such minimum Maintenance Fee payment shall be in the amount of US $25,000 and shall be due upon execution of this Agreement. Following the Effective Date and continuing through and including June 30, 2001, GMP shall pay Felix minimum Maintenance Fees in the following amounts on the following dates:

            Minimum Maintenance Fees         Due Date
            --------------------------------------------------
          US$25,000                          March 31, 2001

          US$25,000                          June 30, 2001

All Maintenance Fee payments under this Section 6 are the absolute obligation of GMP and are not subject to offset.

7. Late Payments. In the event that any Maintenance Fees are not received by Felix when due, GMP agrees to pay Felix interest charges at an annual rate of either (i) ten percent (10%), or (ii) five percent (5%) plus the prime rate of interest published by the Wall Street Journal on the date the payment was due, whichever is greater. Such interest shall be calculated from the date payment was due until actually received by Felix.

8. Assignment. GMP shall have no right to assign, sublicense or otherwise transfer, directly or indirectly, any of its rights under this Agreement unless it obtains the prior written consent of Felix, which consent maybe given or withheld by Felix in its sole discretion. Notwithstanding the foregoing, GMP shall have the right to assign its rights and obligations under this Agreement, without such consent, to a third party provided that (i) the third party is owned or controlled, directly or indirectly, by Bill Walton;
(ii) Felix has the option to exchange its ownership interest in GMP for an ownership interest in such third party that has a value equal to or greater than the value of its ownership interest in GMP; and (iii) such third party specifically agrees in writing to be bound by the terms and conditions of this Agreement.

9.   Term.  The initial term of this Agreement shall be for a period of six
(6) months beginning on the Effective Date (the "Initial Term").    Upon the
expiration of the Initial Term, the term of this Agreement can only be renewed upon the written approval of Felix.

10.  Termination.

     (a) If either party should fail to perform any material provision of this Agreement, the non-breaching party shall give written notice of such default to the breaching party. If the breaching party should fail to cure such default within sixty (60) days of receipt of written notice (provided, however, that such cure period shall be only thirty (30) days in the event GMP commits a breach of Section 6 above), the non-breaching party shall have the right to terminate this Agreement by sending to the breaching party a notice of termination. This Agreement shall automatically terminate on the date indicated in the notice. Prior to sending such a notice, however, the non-breaching party agrees to meet in person or by telephone


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
conference with the breaching party to discuss a possible amicable resolution to the matter short of termination of this Agreement. However, such termination shall not impair or affect any accrued rights of either party. By way of example and not limitation, it is expressly agreed and understood that any failure by GMP to pay Felix the Maintenance Fees required under Section 6 above shall constitute a failure to perform a material provision of this Agreement, entitling Felix to terminate this Agreement if all Maintenance Fees are not paid in full within thirty (30) days of Felix's delivery of written notice of such breach to GMP.

     (b) In addition to the termination rights of the parties under Section 10(a) above, Felix may immediately terminate this Agreement by giving written notice to GMP if GMP does any of the following:

              (i) files a petition of bankruptcy (or makes a filing under any analogous law), is adjudicated as bankrupt, is insolvent, or makes an assignment for the benefit of creditors, or makes an arrangement pursuant to any bankruptcy law or any analogous law, or if a receiver is appointed for GMP for GMP's business and such receiver is not discharged within sixty (60) days;

              (ii) substantially ceases to operate its business; or

              (iii) breaches any obligation under Section 1(d) or 1(e) above.

11.   Effect of Termination.

     (a) Upon termination of this Agreement, all license rights granted to GMP shall immediately terminate, and without impact on any other rights Felix may have, GMP agrees to:

              (i) immediately discontinue distribution of all Software; and

              (ii) immediately return to Felix at GMP's cost all materials relating to the Software, whether created by Felix or GMP, including all copies of the Software, and all marketing materials relating to the Software.

12.   Indemnification.

     (a) GMP shall defend, indemnify, and hold harmless Felix, its officers, employees, and agents from and against any losses and expenses (including attorneys' fees), claims, suits, or other liability, including product liability, resulting from injury to or death of any person or damage to tangible personal property arising out of or in any way connected with the exercise of the license granted by this Agreement, except for injuries to persons or damage to tangible personal property that are due to the negligence or willful misconduct of Felix, its officers, employees or agents.

     (b) Felix shall defend, indemnify, and hold harmless GMP, its officers, employees, and agents from and against any losses and expenses (including attorneys' fees), claims, suits, or other liability, including product liability, resulting from injury to or death of any person or damage to tangible personal property arising out of or in any way connected with Felix's breach of this Agreement, except for injuries to persons or damage to tangible personal property that are due to the negligence or willful misconduct of GMP, its officers, employees or agents.


                                     5/10

     (c)   Intellectual Property Indemnification.

              (i) Defense or Settlement of Claims. Felix shall indemnify and defend, or at its option, settle, any claim, suit or proceeding brought against GMP based on an allegation that the Software infringes upon any United States or Canadian copyright or violates any trade secret rights of any party ("Infringement Claims"), provided GMP notifies Felix in writing within seven (7) days of its notification or discovery of an Infringement Claim. Felix shall pay reasonable attorney's fees, court costs, and damages finally awarded in such Infringement Claim and the reasonable costs associated with its settlement of any Infringement Claim. In no event shall Felix be liable for any losses of GMP arising from any Infringement Claim. Felix will have sole control over the defense or settlement of any Infringement Claim, and GMP will provide reasonable assistance in the defense of same (Felix will reimburse GMP for reasonable expenses incurred in providing such assistance). Any favorable monetary award, judgment, or settlement will belong exclusively and entirely to Felix.

              (ii) Infringement Cures. Following notice of a claim involving allegations of infringement, or if Felix believes such a claim is likely, Felix will, at its sole expense and option: (i) procure for GMP the right to continue to use the allegedly infringing Software; (ii) replace or modify the allegedly infringing Software to make it non-infringing; or (iii) accept return of said Software and refund as appropriate Maintenance Fees made therefore by GMP, for any historic Net Sales for which GMP was required to make refunds to its customers.

              (iii) Limitation. Notwithstanding any other provision of this Agreement, Felix assumes no liability, and shall have no liability, for any Infringement Claim or allegation of infringement based on: (i) GMP's use of any product after notice that GMP should cease use of such product due to an Infringement Claim or allegation of infringement;
     (ii) any modification of the Software by GMP or at its direction; (iii) GMP's combination of Software with non-Felix programs, data, hardware, or other materials, if such Infringement Claim would have been avoided by the exclusive use of the Software alone; or (iv) any trademark infringement involving any marking or branding not applied by Felix or involving any marking or branding applied at GMP's request.

               (iv) Entire Liability.  THE FOREGOING PROVISIONS OF THIS
     SECTION 12(c) STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF FELIX, AND THE EXCLUSIVE REMEDY OF GMP, WITH RESPECT TO ANY ALLEGED OR ACTUAL INTELLECTUAL PROPERTY INFRINGEMENT.

13.   Warranty.

     (a) Warranty of Performance. For a period of ninety (90) days after delivery to GMP, Felix warrants that the Software will perform substantially in accordance with Software specifications provided by Felix to GMP. GMP's exclusive remedy and the entire liability of Felix under this warranty (which is subject to GMP's returning the Software to Felix) will be, at Felix's option, to replace the Software or refund any Maintenance Fees received by Felix that are attributable to the defective products. Felix makes no warranty with respect to any other software, nor does Felix make any warranty regarding the functionality or performance of the Software when combined or integrated with any other software. Felix makes no warranty with respect to
any Software that has been modified by GMP or any third party.   EXCEPT AS
EXPRESSLY SET FORTH IN THIS SECTION 13, FELIX DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


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
     (b) Intellectual Property Warranty. Felix warrants that it has the right to license the Software licensed to GMP hereunder, and to the best of Felix's knowledge, no part of the Software infringes any intellectual property rights of any third party. Felix's sole liability and GMP's sole remedy for any breach of this Section 13(b) shall be as provided in Section 12(c) above.

14. Limitation of Liability. FELIX SHALL NOT BE LIABLE TO GMP UNDER ANY CIRCUMSTANCES (EVEN IF THIS AGREEMENT IS TERMINATED) FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT, REVENUE, BUSINESS OPPORTUNITY OR BUSINESS ADVANTAGE), WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, BREACH OF STATUTORY DUTY, CONTRIBUTION, INDEMNITY OR ANY OTHER LEGAL THEORY OR CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, FELIX'S AGGREGATE MONETARY LIABILITY FOR ANY CAUSE OR CAUSES (REGARDLESS OF THE FORM OF ACTION) UNDER OR RELATING TO THE LICENSED SOFTWARE OR THIS AGREEMENT, WHETHER PRIOR OR SUBSEQUENT TO ITS TERMINATION, SHALL IN NO EVENT EXCEED THE TOTAL OF ALL AMOUNTS PAID TO FELIX BY GMP PURSUANT TO THIS AGREEMENT.

15. Possible Sale of Source Code. In the event an unrelated third party seeks to acquire substantially all of the business of GMP, whether by asset purchase, stock acquisition, merger or other transaction, and such third party requires ownership of the source code to the Software as a condition precedent to its acquisition of GMP, Felix agrees that it will transfer ownership of the source code to the Software to such third party subject, however to the following provisions of this Section 15. Such third party shall initially transmit its written offer for the source code to the Software to GMP, and GMP will subsequently submit to Felix such written offer. Felix agrees to consider such offer and to accept it or reject it within thirty (30) days of receipt. Felix shall have the right to accept or reject such offer in its sole discretion. This Section 15 shall have no impact on Felix's rights to sell, license or otherwise dispose of the source code to the Software to any other party at any time (it being therefore understood that Felix may not have the right to sell the source code to the third party seeking to acquire GMP).

16. Training. Felix will provide, as needed, training sessions to GMP employees for the Software, Updates, and Upgrades at no charge at Felix's site in Berlin, Germany (GMP employees must schedule, make, and pay for their own travel and accommodation).

17. Co-Development. GMP agrees that, subject to Felix's and GMP's mutual agreement, it will fully cooperate with Felix regarding the co-development of the Software.

18.   Termination of Existing Agreement With Bill Walton and FCAD Canada
Software Inc.   Upon execution of this Agreement, GMP agrees that it shall cause the existing agreement between Felix and Bill Walton and FCAD Canada Software Inc. (collectively, "FCAD") to terminate, GMP will cause FCAD to cease all sales of Felix products, and Felix will make no further payments to
FCAD.   In addition, upon execution of this Agreement, GMP will cause FCAD to assign to Felix all of its right, title and interest in and to the trademark "FCAD," and FCAD will thereafter make no use of such trademark. Upon any termination of this Agreement, GMP will cause FCAD to assign to Felix all of its right, title and interest in and to the domain name "FCAD.COM" to Felix. During the term of this Agreement, GMP guarantees that neither FCAD nor any other entity owned or controlled, directly or indirectly, by Bill Walton will take any action that would prevent FCAD from making such assignment (for example, FCAD shall not assign "FCAD.COM" to any other person during the term of this Agreement). During the term of this Agreement, the website at FCAD.COM will be maintained by GMP and will direct non-North American visitors to Felix's websites.


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
19. Right of First Offer. In the event the shareholders of Felix intend to solicit purchasers for the sale of substantially all of the business Felix to an unrelated third party, they shall first give notice to GMP, and upon delivery of such notice, GMP shall have the right to submit a written offer for the purchase of substantially all of the business Felix within 14 days of delivery of such notice, which offer may be accepted or rejected by the shareholders of Felix in their sole discretion. GMP grants Felix a first right of refusal to match any third party acquisition of GMP, whether in whole or in part, with such right to be exercised within 14 business days of receiving pertinent details of the pending acquisition.

20. Survival. The following Sections of this Agreement shall survive any termination or expiration of this Agreement: Section 1(d) (excluding, however, the first three sentences of such Section), Section 1(e), Section 6,
Section 7, Section 11, Section 12, Section 13, Section 14, Section 18, Section 21, Section 22 and Section 23.

21. Arbitration. If a dispute arises as to the interpretation or performance of this Agreement, the dispute will be settled by arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration may be initiated by either party making a written demand for arbitration on the other party. The demand shall contain a statement setting forth the nature of the dispute, the amount of damages involved, if any, and the remedies sought. Within ten (10) business days of that demand, each party will appoint an arbitrator and the two arbitrators so appointed will appoint a mutually agreed upon third arbitrator. If the two arbitrators cannot agree on the third arbitrator, the American Arbitration Association shall appoint one. All discovery will be completed within sixty (60) days of the appointment of the third arbitrator. The three arbitrators shall hold one or more hearings and decide the matter within thirty (30) days after completion of discovery. The arbitration shall take place in Phoenix, Arizona. The results of the arbitration shall be final and binding on both parties. The substantially nonprevailng party shall pay (i) all reasonable attorneys fees incurred by the substantially prevailing party in connection with the arbitration and (ii) costs of the arbitration, including any fees of the arbitrators. Notwithstanding the mandatory arbitration contemplated by this Section 21, either party shall at all times have the right and option to seek temporary and preliminary injunctive relief for disputes arising under this Agreement, solely pending receipt of a final determination by the arbitrators as contemplated by this Agreement.

22. Confidentiality. The Parties acknowledge that confidential information provided under this Agreement, including all software, all financial information, and all schedules and scheduling information constitutes a trade secret and, as such, shall be held and maintained in confidence. The Parties agree they will protect the confidentiality of any confidential information provided by the other in a manner consistent with the way they protect their own proprietary information, and shall implement policies and procedures to
ensure the privacy of the other's confidential information.   For the purposes
of this Agreement, "confidential information" shall include only (i) such information disclosed in tangible form that is labeled or marked with the legend "confidential"; and (ii) such information disclosed in oral or visual form, provided that such information is identified by the discloser as confidential at the time of disclosure and is followed up within thirty (30) days of disclosure by a written communication from the discloser to the recipient confirming the disclosure as confidential and summarizing the contents of the disclosure. Confidential information shall not include information that: (a) was in the recipient's possession before receipt from the discloser; (b) is or becomes a matter of public knowledge through no fault of the recipient; (c) is rightfully received by the recipient from a third party without a duty of confidentiality; (d) is disclosed by the discloser to a third party without a duty of confidentiality on the third party; (e) is independently developed by the recipient; (f) is disclosed under operation of law; or (g) is disclosed by the recipient with the discloser's prior written approval.

23. Miscellaneous. This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by the parties to this Agreement shall be deemed to be an original, and all of which


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
counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of Nevada applicable to contracts made, accepted, and performed wholly within Nevada, without application of principles of conflicts of laws; (iii) constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect; (iv) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing signed by each of the parties; and (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; and (vi) with respect to temporary and preliminary injunctive relief under Section 21 above only, may be enforced exclusively in courts located within the State of Nevada, and the parties hereby agree that such courts shall have exclusive venue and subject matter and personal jurisdiction, and consent to service or process by registered mail, return receipt requested, or by any other manner provided by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FELIX COMPUTER AIDED TECHNOLOGIES GMBH

By:  /s/ Wilfried Grabert, President


GIVEMEPOWER INC.

By:  /s/ W.V. Walton, CEO & President


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
                                   Exhibit A

                                   Software

FelixCAD and the FCAD Graphic Developer's Engine sold by Felix.







                                     10/10

                           LICENSE RIGHTS OPTION

     This Option Agreement is entered into as of this 16th day of February, 2001 ("Effective Date") by and between Wilfried Grabert of Berlin, Germany, representing Felix Computer Aided Technologies GMBH, a limited liability company owned and controlled by Wilfried Grabert organized under the laws of Germany with an address at Nestorstrasse 36 A, 10709 Berlin, Germany (collectively "Felix") and GiveMePower Inc., a corporation organized under the laws of Alberta, with an address of Suite 230, 5925 12th Street SE, Calgary, Alberta, Canada T2H 2M3 ("GMP").

Option Agreement. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Felix and GMP agree, pursuant to the GMP/Felix001 License Agreement attached and made a part hereof, as follows:

IF GMP, IN ITS SOLE DISCRETION,

1. Causes GMP's public parent company, Telnet World Communications, Inc. ("TWCI"), to issue to Wilfried Grabert or his nominees, one million (1,000,000) common shares of TWCI, such common shares to be issued with a Securities and Exchange Commission Rule 144 twelve-month resale restriction ("Restricted Shares");

2. Instructs TWCI on or about the Effective Date to issue to Wilfried Grabert or his nominees, a share certificate for the Restricted Shares to be held in trust by a mutually agreed-to third party escrow agent, and;

3. Causes Wilfried Grabert to become a director on the Board of Directors of TWCI.

THAN

Felix agrees to grant GMP an extended term whereby the Initial Term as defined in Section 9 of the GMP/Felix001 Agreement shall be extended from six (6) months to five (5) years, with automatic renewal periods of five (5) years. Consequently, Section 9 of the GMP/Felix001 Agreement shall be irrevocably replaced in its entirety with this revised Section 9 as follows:

"9.  Term. The initial term of this Agreement shall be for a period of five
(5) years beginning on the Effective Date (the "Initial Term"). Upon the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive periods of five (5) years (each, a "Renewal Term")."

AND

Felix agrees to credit the Minimum Fees as defined in Section 6 of the GMP/Felix001 Agreement against running maintenance fees as defined in the replacement Section 6 below. Consequently, Section 6 of the GMP/Felix001 Agreement shall be irrevocably replaced in its entirety with this revised
Section 6 as follows:

"6. Maintenance Fees. Maintenance Fees as used in this Agreement includes Software Updates and Upgrades, and Technical Support during the term of this Agreement. Software Updates and Upgrades as used in this Agreement includes all Updates and Upgrades to the Software developed after the Effective Date that (i) are released and supported by Felix to its customers generally; (ii) are internally developed by Felix's employees; and (iii) run on a Windows desktop operating


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
system. For the purposes of this Agreement, (i) the term "Update" means a software fix or compilation of fixes which correct functional defects in the Software; and (ii) the term "Upgrade" means a revision to the Software which provides for some new and different functions, and/or which increases the capacity of the Software to process information or do meaningful work. Software Updates and Upgrades shall also include all documentation and technical support materials provided by Felix relating to such Updates and Upgrades. Technical Support as used in this Agreement means Felix will provide an Internet mailbox to GMP, and will provide support with respect to the use and implementation of the Software, Updates, and Upgrades, in the form of email, telephone consultation and/or website postings during the term of this Agreement.

In consideration of Felix providing GMP with Software Updates, Upgrades, and Technical Support as described in this Section 6, GMP will pay Felix minimum Maintenance Fees and running Maintenance Fees, as follows:

     (a) Minimum Maintenance Fees. During the term of this Agreement, GMP shall pay Felix minimum Maintenance Fees. The minimum Maintenance Fees paid by GMP shall be creditable against the running Maintenance Fees due under
Section 6(b) below.

          (1) Initial Term. The first such minimum Maintenance Fee payment shall be in the amount of US $25,000 and shall be due upon execution of the GMP/Felix001 Agreement. Following the Effective Date and continuing through and including December 31, 2001, GMP shall pay Felix minimum Maintenance Fees in the following amounts on the following dates:

          Minimum Quarterly Maintenance Fees      Due Date
          --------------------------------------------------
          US$25,000                               March 31, 2001
          US$25,000                               June 30, 2001
          US$50,000                               September 30, 2001
          US$25,000                               December 31, 2001

Commencing with the calendar quarter beginning on January 1, 2002, and continuing for the next seven (7) calendar quarters thereafter, the minimum quarterly Maintenance Fee due shall increase to US $50,000, and shall be due on the last day of each of such eight (8) quarters. Commencing with the calendar quarter beginning on January 1, 2004 and continuing until the end of the Initial Term, Felix shall have the right to increase such minimum Maintenance Fees at a rate of increase not to exceed 20% per year.

          (2) Renewal Term. During the Renewal Term(s), Felix shall increase minimum Maintenance Fees at a rate of increase equal to 10% per year.

     (b) Running Maintenance Fees. During the term of this Agreement, GMP shall pay Felix running Maintenance Fees based on Net Sales (as such term is defined in Section 5 of the GMP/Felix001 Agreement). The running Maintenance Fees due to Felix shall be calculated as a percentage of Net Sales, such percentage to vary based on GMP's cumulative aggregate Net Sales, as follows:


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

      Running Maintenance Fees as
       Percentage of Net Sales           Cumulative Aggregate of Net Sales
     ----------------------------        ---------------------------------
                 10%                     0 to US $1,000,000

                  9%                     US $1,000,001 to US $3,000,000

                  8%                     US $3,000,001 to US $6,000,000

                  7%                     Net Sales in excess of US $6,000,000

Running Maintenance Fees shall be paid no later than thirty days following the end of each calendar quarter for the immediately preceding calendar quarter's Net Sales. All Maintenance Fee payments under this revised Section 6 are the absolute obligation of GMP and are not subject to offset."

Option Notification. GMP must notify Felix in writing of its intent to exercise this Option Agreement within six (6) months of the Effective Date of this Option Agreement, unless Felix, in its sole discretion, agrees in writing to extend the exercisable term of this Option Agreement.

Should GMP elect to exercise this Option Agreement and compensate Wilfried Grabert or his nominees with the Restricted Shares referenced in Section 1 above, the escrow agent shall immediately release and deliver the Restricted Share certificate to Wilfried Grabert or his nominees.

In the event this Option Agreement expires without being exercised, the escrow agent shall immediately return the Restricted Share certificate to GMP for cancellation.

All other terms and conditions of the GMP/Felix001 Agreement will remain in effect as defined in the GMP/Felix001 Agreement.

Wilfried Grabert warrants he has the authority and legal right to enter into and honor the terms and conditions of this Option Agreement as controlling shareholder of Felix Computer Aided Technologies GmbH.

IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the date first written above.

WILFRIED GRABERT / FELIX COMPUTER AIDED TECHNOLOGIES GMBH

By:   /s/ Wilfried Grabert, President

GIVEMEPOWER INC.

By:   /s/ W.V. Walton, CEO & President


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